JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby (i) agree to the joint filing with all other Reporting Persons (as such term is defined in the statement on Schedule 13D described below) of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of SmartPros Ltd. and (ii) agree that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Graham Holdings Company
By: /s/ Hal S. Jones Name: Hal S. Jones Title: Senior Vice President–Finance, Chief Financial Officer Date: November 2, 2015
Kaplan, Inc.
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Vice President, Assistant Secretary Date: November 2, 2015
Iowa College Acquisition, LLC
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015
DF Institute, LLC
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015
SPL Merger Corp.
By: /s/ Christopher Neumann Name: Christopher Neumann Title: Assistant Secretary Date: November 2, 2015